                                                               Sub-Item 77Q1(e)

                            MEMORANDUM OF AGREEMENT
              (AFFILIATED MONEY MARKET FUND ADVISORY FEE WAIVER)

   This Memorandum of Agreement is entered into as of the dates indicated on Exhibit "A" between Invesco Van Kampen Bond Fund, Invesco Van Kampen Exchange Fund and Invesco Van Kampen High Income Trust II (each a "Fund" and collectively, the "Fund's and Invesco Advisers, Inc. ("Invesco").

   For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Funds and Invesco agree as follows:

    1. Each Fund and Invesco agree that until the expiration date, if any, of the commitment set forth on the attached Exhibit "A" occurs, as such Exhibit "A" is amended from time to time, Invesco will waive advisory fees payable by an Investing Fund (defined below) in an amount equal to 100% of the net advisory fee Invesco receives on the Uninvested Cash (defined below) from the Affiliated Money Market Fund (defined below) in which the Investing Fund invests (the "Waiver").

       i. Invesco's Fund Accounting Group will calculate, and apply, the Waiver monthly, based upon the average investment of Uninvested Cash made by the Investing Fund during the previous month in an Affiliated Money Market Fund.

       ii. The Waiver will not apply to those investing Funds that do not charge an advisory fee, either due to the terms of their advisory agreement, or as a result of contractual or voluntary fee waivers.

       iii. The Waiver will not apply to cash collateral for securities lending.

       For purposes of the paragraph above, the following terms shall have the following meanings:

       (a) "Affiliated Money Market Fund" - any existing or future Fund that holds itself out as a money market fund and complies with Rule 2a-7 under the Investment Company Act of 1940, as amended;

       (b) "Investing Fund" - any Fund investing Cash Balances and/or Cash Collateral in an Affiliated Money Market Fund; and

       (b) "Uninvested Cash" - cash available and uninvested by a Fund that may result from a variety of sources, including dividends or interest received on portfolio securities, unsettled securities transactions, strategic reserves, matured investments, proceeds from liquidation of investment securities, dividend payments, or new investor capital.

    2. Neither a Fund nor Invesco may remove or amend the Waiver to a Fund's detriment prior to requesting and receiving the approval of the Fund's Board of Trustee/Managing General Partners to remove or amend such Waiver. Invesco will not have any right to reimbursement of any amount so waived.

   Subject to the foregoing paragraphs, each of the Funds and Invesco agree to review the then-current waivers for each class of the Funds listed on the Exhibit on a date prior to the Expiration Date to determine whether such waivers should be amended, continued or terminated. The waivers will expire upon the Expiration Date unless the Funds and Invesco have agreed to continue them. The Exhibit will be amended to reflect any such agreement.

   Nothing in this Memorandum of Agreement is intended to affect any other memorandum of agreement executed by any Fund or Invesco with respect to any other fee waivers, expense reimbursements and/or expense limitations.

   IN WITNESS WHEREOF, each Fund and Invesco have entered into this Memorandum of Agreement as of the dates indicated on Exhibit "A".

                                          INVESCO VAN KAMPEN BOND FUND
                                          INVESCO VAN KAMPEN EXCHANGE FUND
                                          INVESCO VAN KAMPEN HIGH INCOME
                                          TRUST II

                                          By:     /s/ John M. Zerr
                                                  ------------------------------

                                          Title:        Senior Vice President


                                          INVESCO ADVISERS, INC.

                                          By:     /s/ John M. Zerr
                                                  ------------------------------

                                          Title:        Senior Vice President

                                  EXHIBIT "A"

                         INVESCO VAN KAMPEN BOND FUND

FUND                                               EFFECTIVE DATE COMMITTED UNTIL
----                                               -------------- ---------------
Invesco Van Kampen Bond Fund                        May 15, 2012   June 30, 2013

                       INVESCO VAN KAMPEN EXCHANGE FUND

FUND                                               EFFECTIVE DATE COMMITTED UNTIL
----                                               -------------- ---------------
Invesco Van Kampen Exchange Fund                    May 15, 2012   June 30, 2013

                    INVESCO VAN KAMPEN HIGH INCOME TRUST II

FUND                                               EFFECTIVE DATE COMMITTED UNTIL
----                                               -------------- ---------------
Invesco Van Kampen High Income Trust II             May 15, 2012   June 30, 2013

                                      A-1